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                                                                    EXHIBIT 23.3

                CONSENT OF NETHERLAND, SEWELL & ASSOCIATES, INC.

    We hereby consent to the inclusion in the prospectus supplement, dated the date hereof, relating to the offer and sale of shares of common stock, pursuant to the Registration Statement on Form S-3 (File No. 333-78203) of Evergreen Resources, Inc. (the "Company"), of our audit report, dated February 16, 1999, of the estimates of the net proved oil and gas reserves of the Company and their present values, as of December 31, 1998, and all references to our firm therein.

                                NETHERLAND, SEWELL & ASSOCIATES, INC.

                                By:  /s/ Danny D. Simmons
                                     -----------------------------------------
                                     Name: Danny D. Simmons
                                     Title: Senior Vice President

Houston, Texas
May 28, 1999